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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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[Attached is the text of an advertisement that appears in editions of the New York Times and various national and local newspapers]

Attention: All Hewlett-Packard Stockholders

THE HP/COMPAQ MERGER IS A $25 BILLION MISTAKE FROM EVERY ANGLE

INVESTORS

CalPERS, the nation's largest pension fund that invests over $151 billion, and a recognized champion for better corporate governance and stockholder value, announced on March 9, 2002 that it would vote against the merger because the negative risk, high premium and strategic uncertainty of the combination lead them to conclude that the merger "did not present the best alternative for value creation" to their portfolio.

In addition, Ontario Teachers Pension Plan Board, one of the largest pension funds in Canada also announced that it would vote against the merger citing the merger's "lack of strategic merit," increased "exposure to a troubled commodity PC hardware business" and that the "merger will significantly dilute Hewlett-Packard's shareholder's interests in a profitable imaging and printing business."

AGAINST ✔

MARKET REACTION

HP stockholders lost another $1 billion in value on March 6, 2002, the first trading day after HP touted the ISS decision on the HP/Compaq merger. Once again the market passed judgment on the HP/Compaq merger-just as it did when the transaction was announced. And once again, the price of HP stock dropped, resulting in another major loss for stockholders. The market has consistently spoken against this merger. HP stockholders have lost billions and billions and may lose billions more if the transaction is completed.

AGAINST ✔

WALL STREET ANALYSTS

"We remain opposed to the potential HWP/CPQ combination due to the dilution of HWP investors' exposure to the imaging business, increased exposure to the unattractive PC business, unlikely benefit from economies of scale in the combined PC operations, relatively unattractive nature of CPQ's services businesses, and risk of customer defections in Compaq's enterprise installed base." ***Don Young, UBS Warburg, First Call, 1/31/02***

"When it comes to substance — we favor the Hewlett argument." ***Kimberly Alexy, Prudential Securities, Inc., First Call, 2/19/02***

AGAINST ✔

THE RATING AGENCIES

Last week Standard & Poor's, one of the nation's leading rating agencies, lowered HP's corporate credit and senior debt ratings by three and two notches, respectively citing the significant execution risk of the merger, as well as decreased earnings predictability and profitability. On the day the merger was announced, Moody's, the other leading rating agency, cut HP's credit rating two levels with "outlook negative" as a result of the proposed merger.

AGAINST ✔

CUSTOMERS

An independent study with 1,000 customer responses conducted by Ziff-Davis Market Experts concluded that "most customers are not coming down on the side of the HP/CPQ management" and that IBM and Dell will benefit from the merger.[1]

AGAINST ✔

EMPLOYEES

HP employees also appear to agree. In three separate studies, commissioned by David Packard and conducted by the Field Research Corporation, an independent nationally recognized opinion research firm, HP employees surveyed were two to one against the merger.[2]

AGAINST ✔

Walter B. Hewlett

✔ **TIME IS SHORT: IF YOU'VE PREVIOUSLY SIGNED A WHITE PROXY VOTING FOR THE MERGER, YOU HAVE EVERY PROPER AND LEGAL RIGHT TO CHANGE YOUR MIND. WE URGE YOU TO VOTE "AGAINST" THE COMPAQ MERGER TODAY BY CHECKING THE "AGAINST" BOX ON YOUR GREEN PROXY. SIMPLY SIGN, DATE AND MAIL BACK YOUR GREEN PROXY. PLEASE DO NOT RETURN ANY WHITE PROXY CARDS IN THE FUTURE.**

A $25 BILLION MISTAKE IS NOT THE HP WAY

1	Ziff Davis Market Experts survey “The HP/Compaq Merger: Customers in the Balance,” February 2002 2 The surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust. Field Research Corporation: “Poll of HP’s Corvallis Employees Finds Strong Opposition to the Company’s Proposed Merger With Compaq” 2/20/02; “HP’s Boise Employees as Strongly Opposed to the Company’s Proposed Merger with Compaq as Its Corvallis Employees” 2/25/02. Corvallis survey results are based on a random sample of 445 current and 226 former HP employees living in Benton County or Linn County, Oregon by Field Research Corporation. The Boise-area findings are based on a random sample of 235 current and 237 former employees of the Hewlett-Packard Company living in Ada County, Idaho by Field Research Corporation.

Forward-Looking Statements. The views expressed in this advertisement are judgments, which are subjective in nature and in certain cases forward-looking in nature. This advertisement also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this advertisement does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

03-04-02